Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made, as of September 21, 2020, (“Effective Date”) by and between VSE Corporation, a Delaware corporation (“VSE” or “Company”), and Benjamin (“Ben”) Thomas (“Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

Recital

VSE wishes to employ Executive as President of VSE’s Aviation Segment, and Executive wishes to serve as VSE’s President, Aviation Segment upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, agree as follows:

1.    Position.

(a)    The Company hereby employees Executive in the position of President, Aviation Segment and VSE Aviation, Inc. (“Aviation President”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein. Executive shall serve and perform the duties that may from time to time be assigned to him by the Company’s CEO or board of directors (the “Board”) or its designated representative. In all instances the term “Board” may at Company’s discretion, include the Board’s designee. Executive agrees to serve as Aviation President and agrees that he will devote his best efforts and all of his business time and attention to all facets of the businesses and operations of the Company and will faithfully and diligently carry out the duties of Aviation President. Executive’s principal work location will be VSE Aviation Segment’s headquarters location in Miramar, Florida. Executive agrees to comply with all Company policies in effect from time to time, and with all laws, rules and regulations, including those applicable to the Company and its Subsidiaries. Executive will report to the Chief Executive Officer and President.

(b)    Executive agrees to travel as necessary to perform his duties under this
Agreement.

2.    Term. The initial term of this Agreement shall commence on October12, 2020 and expire on the second anniversary thereof (“Initial Term”), unless terminated earlier pursuant to Section 5. Unless terminated, this Agreement shall automatically renew for successive one year terms upon expiration of the Initial Term or, as may be the case, expiration of a successive one- year renewal term, unless either Party gives written notice of its or his intent not to renew this Agreement at least 30 days prior to the expiration of the Initial Term or, as the case may be, the then one-year renewal term. Such non-renewal shall be treated as a termination under Section

5(a). If Executive’s employment continues hereunder after the expiration of the Initial Term, such employment shall be in accordance with and governed by this Agreement, unless modified by the Parties in writing.
3.    Compensation and Benefits.

(a)    Base Salary. The Company shall pay Executive a base salary of $24,583 USD per month ($295,000 per annum) (“Base Salary”) for the remainder of the current calendar year and thereafter until changed by the CEO or the Board or pursuant to its authority. After each calendar year, the CEO or Board will review Executive’s Base Salary in respect of the Company’s financial performance and current market conditions and discuss possible increases in the Base Salary with Executive.

(b)    Bonus Opportunities. In addition to the Base Salary, Executive shall also be eligible to receive a discretionary bonus, with a projected target of 50% of his annual Base Salary, based on exceptional service hereunder or the Company’s performance, as determined by the CEO or Board in its discretion, including whether or not any bonus will be awarded and the amount and other terms and conditions thereof. For plan year 2020, Executive will be eligible for a pro-rated portion of for the work performed in 2020, to be paid in March of 2021 when other executives of the Company are paid.

(c)    Restricted Stock Plan Award. The Company will grant to Executive 15,500 fully vested Company stock, to be awarded in two equal grants of 7,750 in October of 2020 and 2021 on or about the Executive’s anniversary date, subject to the Restricted Stock Plan’s two year trading restrictions. In addition, Executive shall participate in the Restricted Stock Plan for the full plan year of 2020, with the initial shares to be determined based on the share price as of the same date in March of 2021 as the shares are priced for the Company employee participants in the Restricted Stock Plan for plan year 2020.

(d)    Deferred Supplemental Compensation Plan Award. The Company will allocate Executive with the pro-rated value of deferred compensation for plan year 2020 in March of 2021, subject to the Deferred Supplemental Compensation Plan’s vesting schedule.

(e)    Relocation Expenses and Temporary Housing. The Company will arrange for Executive and his family to relocate to the Miami, Florida metropolitan area and Company will agree to pay up to $100,000 in moving costs to include household goods storage and household and automobile moving to be arranged and managed by Company. The Company will also agree to arrange for Executive’s temporary housing in a furnished home or apartment for up to a period of nine months. The Company will reimburse Executive for the Executive’s income tax liability associated with such one-time benefit of relocation and temporary housing expenses.

(f)    Payment. Notwithstanding anything herein to the contrary, payment of all compensation to Executive hereunder shall be made in accordance herewith and applicable Company policies in effect from time to time, including normal payroll practices, and shall also be subject to all applicable withholdings and taxes. Any applicable severance payments are subject to Executive’s compliance with Section 8 and will be paid over a 12 month period quarterly in equal three month increments following Executive’s termination of employment based on the Executive’s then current salary until paid in full.

(g)    Benefits Generally. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, including any group life, health, dental, vision, disability or accident insurance, retirement savings plan, 401(k) plan, or other such benefit plan or policy that may currently be in effect or that may hereafter be adopted by the Board for the Company’s executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy and any such participation will be subject to the plans’ terms and conditions. Beginning in the plan year of 2021, and on an ongoing basis through the term of this Agreement, Executive shall be eligible to participate in VSE’s Restricted Stock Plan and Deferred Supplemental Compensation Plan, with benefits, terms and conditions similar to other plan participants, subject to the approval of the CEO and VSE’s board of directors.

(h)    Vacation. Executive shall be entitled to paid vacation during each calendar year, consistent with the Company’s policies then applicable to executive officers, but in no event fewer than 20 days per annum.

(i)    Holidays. Executive shall further be entitled to 10 paid Federal holidays, although Executive generally may choose to substitute other days to take off work than the designated one or more Federal holidays.

4.    Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and are incurred by Executive in performing his duties hereunder, upon presentation of expense statements, receipts or vouchers, or such other information and documentation as the Company may reasonably require from time to time. Any trip or combination of expenditures exceeding $10,000 must be approved in writing by the CEO prior to incurring such expense, and the Company reserves the right to reject any such expenditure. Executive shall provide the CEO, upon reasonable request, an explanation of the purpose of any particular business expense and an estimate of the cost of the same, prior to incurring any expense related to the same. The CEO reserves the right to reject any business expense that is not pre-approved and is in excess of $10,000.

5.    Termination.

(a)    Termination by Either Party. Either Executive or the Company may terminate this Agreement for any reason upon 30 days written notice to the non-terminating Party (the “Notice Period”). Except as may be otherwise stated in Section 5(c), Section 5(e), Section 5(f) and Section 5(g), if the Company terminates this Agreement pursuant to this Section 5(a), the Company will pay Executive all of his accrued but unpaid Base Salary, and if such termination occurs after the end of a full calendar year for which no bonus previously earned has been paid, any earned but unpaid bonus (“Accrued Compensation”). If the Company terminates this Agreement with an effective date of the expiration of the Initial Term or sooner pursuant to this Section 5(a), the Company shall pay Executive (i) his Accrued Compensation; (ii) an additional severance payment equivalent to 18 months of Executive’s Base Salary as of the termination date (“Initial Term Additional Severance Payment”), (iii) the cash equivalent of all unvested rights of Executive under the Deferred Supplemental Compensation Plan during the Initial Term, (iv) all restricted stock, RSU’s or similar rights to acquire capital stock granted by VSE to Executive shall automatically become vested in full and such severance compensation shall be payable either in a lump sum or, in the Company’s discretion, in equal monthly installments during the Initial Term Non-Interference Period (“Severance Payment”). At any time after the Initial Term, if Company terminates the Employee for reasons other than for Cause, Company shall pay Executive (i) his
Accrued Compensation and (ii) an additional severance payment equivalent to 12 months of Executive’s Base Salary as of the termination date if the Company pursuant to Section 8(b)(ii) elects a 12 month Non-Interference Period or 18 months of Executive’s Base Salary as of the termination date if the Company elects an 18 month Non-Interference Period or does not make any election (“Post Initial Term Additional Severance Payment”). If the Executive terminates this Agreement pursuant to this Section and without Good Reason, the Company shall pay him his Accrued Compensation.

(b)    Termination by the Company for Cause. The Company may terminate this Agreement at any time for Cause. Upon any termination by the Company for Cause, Executive shall only be entitled to his Accrued Compensation. “Cause” means any of the following occurrences:

(i)    Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of the Company’s internal policies (including the Company’s ethics policies), or any law, rules, or regulations applicable to the Company, including those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over the Company or Executive, or any failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect Subsidiaries of which Executive has knowledge;

(ii)    Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude;

(iii)    Executive’s failure to substantially perform his duties and obligations hereunder (other than during any period of disability or as a result of Executive’s death) which failure to perform is not remedied within 30 days after written notice thereof to Executive from the Company; or

(iv)    Executive’s commission of an act or acts in the performance of his duties hereunder amounting to gross negligence or willful misconduct, including any non de minimis breach of Sections 7 or 8 provided that Executive can only be terminated for Cause pursuant to this clause if (1) the Company has provided 30 days prior written notice to Executive, which identifies the Cause for Executive’s termination, and (2) Executive has been given an opportunity, together with his counsel, to be heard by the CEO or Board at a time and location reasonably designated by the Company.

(c)    Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason, after providing 30 days written notice to the Company, which identifies the Good Reason for Executive’s termination, or to qualify for the safe harbor provision of 26 CFR § 1.409A-1(n)(2)(ii), and consistent with Section 12 of this Agreement, Executive shall provide notice to the Company of the existence of the condition(s) described in Section 5(c)(iii) within a period not to exceed 90 days of the initial existence of the condition(s), upon the notice of which the Company shall have 30 days to remedy the condition(s). Within 30 days after Executive terminates this Agreement for Good Reason, the Company shall pay Executive: (1) his Accrued Compensation; and (2) a severance payment in a lump sum equal to 18 months of Executive’s Base Salary as of the termination date if prior to the Initial Term or 12 or 18 months (depending on Company’s selection of the Non-Interference Period pursuant to Section 8(b)(ii)) of Executive’s Base Salary as of the termination date following the Initial Term. In addition, if Executive terminates the Agreement for Good Reason prior to the expiration of the Initial Term, Executive shall be entitled to (i) the cash equivalent of all unvested rights of Executive under the Deferred Supplemental Compensation Plan during the Initial Term, and (ii) all unvested restricted stock, RSU’s or similar rights to acquire capital stock granted by VSE to Executive during the Initial Term, shall automatically become vested. “Good Reason” means any of the following reasons:
(i)    following a Change of Control that results in a substantial diminution of Executive’s duties and responsibilities hereunder or a material reduction of Executive’s compensation or benefits hereunder, or if a Change of Control occurs and the Company or its successor fails to comply with all of the Company’s obligations under this Agreement, in accordance with the terms and conditions hereof, during the period commencing on the date of the Change of Control and expiring on the second anniversary of such date;

(ii)    the Company fails to make any payment to Executive required to be made by the Company under this Agreement, if such breach is not cured within 30 days after Executive provides written notice to the Company that sets forth in reasonable detail the nature of the payment; or

(iii)    the existence of one or more of the following conditions arising without the consent of Executive: (1) a material diminution in Executive’s Base Salary or (2) a material diminution in Executive’s authority, duties, or responsibilities; or (3) the relocation of Executive’s place of employment to a location in excess of 60 miles from the place Executive’s employment, except for required travel for Company’s business;

(iv)    any material breach by the Company of this Agreement

(d)    Change of Control. “Change of Control” shall mean any sale of equity interests in the Company or substantially all of the assets of the Company or Aviation Segment, or any merger, conversion or consolidation of the Company or Aviation Segment, that results in a Change of Control for the Company or Aviation Segment, or any other event, including insolvency or bankruptcy, a result of which is that any Person (or other Persons acting in concert) who did not previously have this ability now has the ability to elect a majority of the Board members or otherwise control, direct or order the disposition of the assets of the Company or the Aviation Segment. If a Change of Control results in the Company or its successor rejecting Executive’s employment within two years following the Change of Control, Executive will be entitled to a Change of Control Severance Payment. “Change of Control Severance Payment” shall mean an amount equal to one year’s Base Salary then in effect plus if a bonus has been previously awarded and earned but not paid to Executive hereunder, the amount thereof (less any amount of such bonus previously paid) and all unvested rights of the Executive under the Deferred Supplemental Compensation Plan shall automatically become vested in full, and if the Change of Control involves substantially all of the assets of the Aviation Segment only, or any merger, conversion or consolidation of the Aviation Segment only, that results in a Change of Control for the Aviation Segment only, the Change of Control Severance Payment shall also include the automatic vesting of all unvested restricted stock, RSU’s or similar rights to acquire capital stock granted by VSE to Executive. The Change of Control Severance Payment shall be paid either in a lump sum at the beginning of the Initial Term Non-Interference Period or Non-Interference Period, as applicable. If a Change of Control Severance Payment payable to Executive, including any installment thereof, pursuant to this Section 5(d), is not paid to Executive, the covenant not to compete and non-solicitation provisions of Section 8 shall be null and void and unenforceable.

(e)    Disability. The Company may terminate this Agreement at any time Executive shall be deemed to have sustained a “Disability.” “Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed upon by the Company and Executive (or if Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing his duties for a period of more than 90 consecutive days in any 12 consecutive month period. Upon termination of this Agreement for Disability, the Company shall pay Executive his Accrued Compensation, if any.

(f)    Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation, if any.
(g)    Employment, Board Positions and Stock Ownership. Upon termination of this Agreement for any reason, including expiration of the Initial Term or any renewal term of this Agreement, written notice of intent not to renew this Agreement pursuant to Section 2, or a termination for any reason specified in this Section 5, Executive’s employment hereunder shall also terminate and cease and Executive shall be deemed to have resigned all and any positions as an officer and director of the Company or of any Subsidiary.

(h)    Transition Period. Upon termination of this Agreement, and for a period of 30 days thereafter (the “Transition Period”), Executive shall make himself available to assist the Company with transition projects assigned to him by the Board. Executive will be paid at an agreed upon hourly rate for any work performed for the Company during the Transition Period.

6.    Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving the Initial Term Additional Severance Payment, Post Initial Term Additional Severance Payment, or the Change of Control Severance Payment hereunder, Executive shall execute (and not revoke) and deliver to the Company for the benefit of the Company and its Subsidiaries a severance and release agreement acceptable to the Company and Executive (the “Release”) consistent with the terms of this Agreement. If Executive fails to execute and deliver the Release, or revokes or attempts to revoke the Release, Executive shall not be entitled to receive any Initial Term Additional Severance Payment, Post Initial Term Additional Severance Payment, or Change of Control Severance Payment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

7.    Nondisclosure.

(a)    As Aviation President, Executive has been provided, and will continue during the term hereof to be provided and otherwise have access to, the various trade secrets and confidential or proprietary information of the Company and its Affiliates, including information relating to: (i) business operations and methods; (ii) existing and proposed investments and investment strategies; (iii) financial performance; (iv) compensation arrangements and amounts (whether relating to the Company or to any of its Affiliates or employees); (v) contractual relationships (including the terms of this Agreement); (v) business partners and relationships; (vi) marketing strategies; (vii) lists with information related to existing or prospective distributors, customers, suppliers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts; and (viii) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained (“Confidential Information”). Confidential Information shall not include: (i) information that Executive may furnish to third Persons regarding his obligations under Sections 7 and 8; or (ii) information (A) that becomes generally available to the public by means other than Executive’s breach of this Section 7 (B) that is in Executive’s possession, or becomes available to Executive, on a non confidential basis, from a source other than the Company or (C) that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (B), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)    Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, without the Board’s prior written consent, use or disclose to any third Person any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following any termination of Executive’s employment with the Company.

(c)    Upon any termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or any Subsidiary or the business of the Company or any Subsidiary (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within 48 hours) after the termination date.

(d)    Executive also agrees to sign and be bound by the Company’s Proprietary Rights Agreement.

(e)    Pursuant to the Defend Trade Secrets Act of 2016, Company hereby advises Executive as follows: (A) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made
(a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

8.    Noncompete and Nonsolicitation.

(a)    Business Relationships and Goodwill. Executive acknowledges and agrees that, given his unique role as President, Aviation Segment, Executive will be given specialized training and have unfettered access to the Company’s Confidential Information. Executive acknowledges and agrees that this creates a fiduciary relationship of trust and confidence between the Company and Executive. Part of this fiduciary relationship is the Company trusting Executive with unlimited access to, and Confidential Information about, the Company’s current and prospective customers, suppliers and employees. Executive further acknowledges and agrees that there is a high risk and opportunity for any Person given such responsibility, specialized training, fiduciary trust, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, suppliers, and employees. Executive further agrees that in consideration of his compensation, including but not limited to the restricted stock award for 2020, pro-rated Deferred Supplemental Compensation allocation, pro-rated bonus, payment of moving expenses, temporary housing as set forth in Sections 4(c) – 4(f), and potential severance payments described in Section 5(a), it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees that the Company would not be providing Executive with this consideration but for Executive’s promise to comply with the following noncompetition and nonsolicitation covenants.

(b)    Length of Noncompetition Obligation.

(i)    Executive agrees that if he or Company terminates this Agreement for any reason during the Initial Term, other than Executive’s termination for Good Reason, and the Company agrees to pay and pays timely all severance amounts due Executive, as applicable, Executive will thereafter be subject to and comply with Section 8(c) until 18 months following the Executive’s separation date from the Company (“Initial-Term Non-Interference Period”).

(ii)    Executive agrees that, if he or the Company terminates this Agreement for any reason after the Initial Term, other than Executive’s termination for Good Reason, or this Agreement is not renewed at the end of its Initial Term or any renewal term, and the Company agrees to pay and pays timely all severance amounts due Executive, as applicable, Executive will thereafter be subject to and comply with Section 8(c) for the period commencing on the date of such termination and ending either 12 months or 18 months after such termination date, which will constitute the post employment non-interference period (the “Non-Interference Period”), with such 12-month or 18-month period to be selected at the Company’s option within ten days after Executive’s termination of employment.

(c)     Executive’s Obligations

(i)    Executive agrees that during the course of his employment hereunder and during either the Initial-Term Non-Interference Period or Non-Interference Period as applicable, Executive will not provide managerial or executive services (“Services”) to any other Person where (1) the Services are substantially similar to those Executive provided to the Company under this Agreement, and (2) the Services relate in any way to any contract, statement of work, or services provided by the Company or any Affiliate in the aviation distribution or repair services or to any contract or statement of work the Company or any Affiliate sought or made any efforts to obtain aviation distribution or repair services and (3) Executive gained or had access to any Confidential Information about the contract, statement of work or services provided or sought to be provided during his last two years of employment with the Company.

(ii)    Executive agrees that he shall not, at any time during his employment hereunder and during either the Initial-Term Non-Interference Period or the Non- Interference Period as applicable, divert away any business for any Company Customer away from the Company or any Affiliate to another Person. Additionally, Executive shall not, during his employment hereunder and during either the Initial-Term Non-Interference Period or the Non-Interference Period as applicable, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any Person that Executive contacted, solicited, serviced or had access to Confidential Information about during the last two years of and in the scope of his employment with the Company. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other Person, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company, Customer or any other Person. Company Customers that would be subject to this prohibition include but are not limited to those customers listed from time to time on one or more amendments to this Agreement, although the failure to list or identify any Company Customer does not limit the application of this provision.

(iii)    Executive further agrees that during the course of his employment hereunder and during either the Initial-Term Non-Interference Period or Non-Interference Period as applicable, he will not directly or indirectly: (A) solicit, entice, persuade or induce any employee, agent, vendor, supplier, business partner or representative of the Company or any Affiliate, who was an employee, agent, vendor, supplier, business partner or representative of the Company or any Affiliate upon termination of this Agreement, to terminate such Person’s relationship with the Company or any Affiliate or to become employed by or enter a business relationship with any Person other than the Company or the Affiliate; (B) approach any such Person for any of the foregoing purposes; or (C) authorize, solicit or assist in the taking of such actions by any third Person. The prohibitions in this section (iii) are limited to employees, agents, vendors, suppliers, business partners, or representatives with whom, during the last two years of Executive’s employment with the Company, the Executive either had contact with as a result of his position with the Company or learned any Confidential Information about.

(d)    Acknowledgment. Executive acknowledges that the compensation, specialized training, fiduciary trust, and the Confidential Information provided to Executive pursuant to this Agreement, gives rise to a fiduciary relationship with the Company and the Company’s legitimate interest in restraining Executive from competing with the Company or any Affiliate in the aviation distribution or repair services as provided for in this Section 8, that the noncompetition and nonsolicitation covenants contained in this Section 8 are designed to enforce such consideration and that any limitations as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company or any Subsidiary. Executive also agrees that the prohibitions in this Section 8 would not prohibit Executive from earning a living at any time after his employment with Company ends.

(e)    Survival of Covenants. Sections 7 and 8 shall survive any termination or expiration of this Agreement. Executive agrees not to challenge the enforceability or scope of Sections 7 and 8. Executive further agrees to notify all future Persons with which he becomes affiliated or employed by, of his obligations set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.

9.    Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the terms, provisions, covenants and restrictions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
10.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter hereof.

11.    Notices. All notices and other communications required, contemplated or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed (a) if to Company, to General Counsel, VSE Corporation, 6348 Walker Lane, Alexandria, VA 22310; or (b) if to Executive, to the last known home address on file with Company, or to such other address as Company or Executive shall have furnished to the other in writing.

12.    Section 409A. The intent of the Parties is that payments and benefits under this Agreement be exempt from or, to the extent subject thereto, comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered as such. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, the Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

13.    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 27 and 28, shall be instituted and litigated only in the Commonwealth of Virginia.

14.    Assignment. This Agreement is personal to Executive and may not be assigned in whole or in part in any way by Executive without the Company’s prior written consent. The Company may assign its rights and obligations under this Agreement.

15.    Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and both of which shall evidence one and the same Agreement.

16.    Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

17.    Construction and Certain Terms and Phrases.

(a)    The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

(b)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the term “Section” refers to the specified Section of this Agreement.

(c)    The word “including” is not exclusive; if exclusion is intended, the word “comprising” is used instead.

(d)    The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(e)    Company and Executive have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(f)    Person shall mean an individual, a corporation, an association, a partnership, a limited liability company, a joint stock company, an estate, a trust and any other entity, including any federal, state or local governmental entity or organization.

18.    Non-Waiver. The failure by either Party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either Party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

19.    Announcement. The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms and conditions contained herein, at the Company’s discretion.

20.    Use of Name, Likeness and Biography. The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its Affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon any termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

21.    Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by Company, Executive may be offered or become aware of business or investment opportunities in aviation, aviation maintenance and service and aviation parts and accessories in which Company may or might have an interest (a “Company Opportunity”) and that Executive has a duty to advise Company of any such Company Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to the CEO any Company Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Company Opportunity for Executive’s own benefit or for the benefit of any Person other than Company without first obtaining consent or approval of the CEO (whose consent or approval may be granted, denied, delayed or conditioned solely in the CEO’s discretion).

22.    Right to Insure. The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

23.    Assistance in Litigation. Following termination of this Agreement, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the following 5 years against or on behalf of the Company or any Subsidiary that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any Subsidiary at mutually convenient times. Executive also shall cooperate fully with the Company and its Subsidiaries in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 23.

24.    No Inconsistent Obligations; Indemnity. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of other Persons. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so. Executive agrees to indemnify and hold Company harmless for any final judgement that arises from claims for breach of confidentiality or trade secret violations to the extent Executive’s actions provide the clear basis for the judgment and if the Company is found to be individually liable to that Person for proven confidentiality or trade secret violations by Executive, as well as for Executive’s personal liability for such violations as specifically apportioned in the final judgment.

25.    Notification of New Employer. Upon any termination of this Agreement, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, if Executive plans to render services to a Person that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that Person but in no event will Executive provide less than two weeks’ notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of this Agreement, including Sections 7 and 8.

26.    Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

27.    Remedies. The Parties recognize and affirm that in the event of a breach of Sections 7 and 8, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the Parties agree that in the event of a breach or a threatened breach of Sections 7 or 8, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief to enforce or prevent any breaches of the provisions hereof. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement. The Parties agree that each Party will pay its or his own legal fees.

28.    Arbitration. Other than as stated in Section 27 regarding seeking injunctive relief in court, the Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in the Commonwealth of Virginia. All disputes shall be resolved by one arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 27. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 27, where the arbitrator finds Executive breached Sections 7 or 8. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

29.    Voluntary Agreement. Each Party has read and fully understands the terms and conditions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such Party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms and conditions set forth in this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their Affiliates, advisors or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, and its Affiliates, advisors, and attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the payments and other transactions contemplated by this Agreement.

30.    Legal Representation. Executive acknowledges (a) that the Company has advised Executive to consult with legal counsel of Executive’s choice to represent and advise Executive in connection with this Agreement and the matters memorialized herein, and (b) Executive has had an opportunity to consult with legal counsel of Executive’s choice before executing this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

Dated:	September 21, 2020	By:	/s/ Thomas R. Loftus

Name: Thomas R. Loftus

Executive

Dated:	September 21, 2020	By:	/s/ Ben Thomas
Benjamin ("Ben") Thomas